Exhibit 10.3

Confidential

July 2, 2007

Toshihide Hokari

11 Indian Spring Drive

Oak Ridge, NJ 07438

Dear Toshi:

We are pleased to extend an offer of employment to you. The offer details are:

Position:	Your position will be Vice President, Chief Corporate Development Officer, an executive officer of the company, reporting to Barry Lipsky, President and CEO.

No later than the end of fiscal 2008, based on your acceptable performance and contributions to date your title will be elevated to “Senior Vice President”.

Location:	Franklin’s Headquarters at One Franklin Plaza, Burlington, New Jersey. Its is also agreed that up until the time of your actual relocation (or up to one (1) year, whichever comes sooner) that you will be permitted to work from home 1 day per week and the company will reimburse you for reasonable hotel accommodations of up to 8 nights per month.

Start Date:	We ask that you start on August 11, 2007.

Annual Salary:	You will be paid bi-weekly at an annual rate of $200,000.

Signing Bonus:	You will be paid a one time signing bonus of $25,000 on the first pay period commencing after your employment start.

Salary Review:	You will be eligible for your first merit increase at the start of FY09 during Franklin’s Stock Option and Compensation Committee (SOCC) annual review of executive officers. Your merit increase will be prorated based on your completed months of service at the time of your salary review.

Stock Options:	You will be granted a ten-year option to purchase 50,000 shares of Franklin’s common stock (subject to SOCC approval). The option will vest in four equal installments on each of the first, second, third, and fourth anniversaries of your first day of employment. The grant date will be your first day of employment and the strike price will be the closing price of Franklin’s common stock on the American Stock Exchange on that date. In addition, you will participate in Franklin’s standard Stock Option Plan and be eligible for subsequent grants or another alternative Long Term Incentive Plan (LTIP).

Confidential

Severance:	Should your employment with the company be terminated (except for cause) by the company during the first three (3) years of your start date the company will agree to a severance payment and continuation of benefits for three (3) months following your separation. One month of additional severance and benefit continuation will accrue each year following up to a maximum of six (6) months.

Bonus:	You will be eligible to participate in Franklin’s Executive Bonus Plan determined each fiscal year by the SOCC. The FY 2008 plan will be the same as FY 2007 as follows:

RESOLVED, THAT, in connection with the Company’s results of operations for its fiscal year ending March 31, 2008; this Committee recommends the following amounts of consolidated pre-tax earnings for distribution as cash bonuses to the executive officers of the Company:

No amounts for the first $1.2 million of consolidated pre-tax earnings; 8% of the next $1.2 million of consolidated pre-tax earnings shall be paid to Mr. Lipsky, with up to an additional 12% of such consolidated pre-tax earnings to be shared by the remaining Executive Officers in amounts not to exceed 4% of such consolidated pre-tax earnings for any such other participating Executive Officer; and 4% of any amounts of consolidated pre-tax earnings in excess of $2.4 million shall be paid to Mr. Lipsky, with up to an additional 6% of such consolidated pre-tax earnings to be shared by the remaining Executive Officers in amounts not to exceed 2% of such consolidated pre-tax earnings for any such other participating Executive Officer; the other participating Executive Officers to be determined by the Committee and on the recommendation of Mr. Lipsky;

Your bonus for FY 2008 will be prorated based on your completed months of service for the fiscal year.

Benefits:	You will be eligible to participate in Franklin’s comprehensive benefits program which includes medical, dental, prescription, vision, life insurance, short and long term disability insurance and a 401(k) plan.

Our medical plan is a Preferred Provider Organization (PPO) administered by AmeriHealth, which gives you the ease of choice for in- and out- of network benefits, without the need for a referral. Dental benefits are offered by Delta Dental, allowing a choice of two networks.

Additionally, Franklin provides, at no cost to you, short and long term disability, and life insurance in the amount of 1.5 times your annual base salary (to a maximum of 200K) Franklin’s 401(k) plan participation is available to you on day one of your employment. The plan is administered by Vanguard and offers 12 different fund options, a generous company match of 50% of your first 6% of contributions, and an on-line management tool for monitoring your portfolio.

Relocation:	Franklin will provide you relocation benefits which are: closing costs associated with the selling of your home (i.e., attorney fees, title fees, excluding real estate commissions), and closing costs associated with the purchase of a home in NJ (attorney fees, mortgage application fees, title fees, excluding mortgage points and realtor fees). Moving costs will be reimbursed up to $7,500. You are eligible to receive the relocation benefits for twelve (12) months from your official date of hire as a Franklin employee. You agree that if you separate from the Company voluntarily or with cause within two (2) years of your start date, you will repay these moneys to Franklin at the time of your separation. “Cause” means your acts or omissions that result in injury or harm to Franklin.

Confidential

Vacation: As of your first day worked, you will earn and accrue vacation time based on 1.67 days for each month of service you complete (the equivalent of 20 days per year). This year’s vacation days are prorated, giving you a total of 7 days. In addition to vacation, you will be allowed 2 personal days each year. This year’s personal days are prorated at (1) one day for this calendar year.

Confidentiality:	You acknowledge that Franklin has informed you that Franklin requires that its employees not disclose or use any third party trade secrets that any employee may have had access to as an employee of or a consultant to any other entity, and as a condition of your employment with Franklin you agree that you will not use or disclose any such trade secrets in the performance of your duties in connection with your employment with Franklin.

This offer is contingent upon clear reference checks, the successful completion of a physical examination including a drug screening and satisfaction of the Immigration Reform and Control Act requirements. Please contact Concentra Medical Center to set up your physical as soon as possible. Directions to the Center are attached. Also, please notify Human Resources at 609-386-2500 immediately after completion of your test at Concentra.

Please sign and date the enclosed copy of this letter, indicating your acceptance, and return it to Human Resources in the envelope provided or by fax at 1-888-891-4844. (Original To Be Mailed)

Once again, we are excited to have you back joining the team at Franklin and look forward to working with you. If you have any questions, please do not hesitate to call me at 609-386-2500 ext.6015.

Yours sincerely,

/s/ Barry Lipsky
Barry Lipsky
President and CEO

Accepted by:	/s/ Toshihide Hokari 7/1/07
Signature - Toshihide Hokari Date

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